Exhibit 99.1

Hastings Entertainment, Inc.	CONTACT:	Alan Van Ongevalle President and Chief Operating Officer (806) 677-1422 www.gohastings.com

Hastings Entertainment, Inc. Announces Completion of Acquisition by an Affiliate of Joel Weinshanker

AMARILLO, Texas, July 15, 2014—Hastings Entertainment, Inc., a leading multimedia entertainment retailer (“Hastings”), today reported that, on July 15, 2014, Hastings’ shareholders approved the Agreement and Plan of Merger (the “Merger Agreement”) entered into on March 17, 2014 by and among Hastings, Draw Another Circle, LLC (“Parent”) and Hendrix Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Parent, at a special meeting of Hastings’ shareholders called for the purpose of approving the Merger Agreement and certain related matters. Immediately following the approval of the Merger Agreement by Hastings’ shareholders, Merger Sub was merged with and into Hastings, with Hastings surviving as a wholly owned subsidiary of Parent, an affiliate of Mr. Joel Weinshanker.

In connection with this merger, each share of Hastings’ common stock outstanding prior to the merger (other than shares held by Parent and its affiliates and shares held by any shareholder that properly exercised rights of dissent and appraisal under Texas law) was converted into the right to receive $3.00, in cash and without interest.

Mr. Weinshanker, the President of Parent, said “It’s an honor and a privilege to be able to be part of the next chapter of such an important American retailer as Hastings. We will continue to run the business with the same ethical standards and values that the Marmadukes founded and built the chain on.”

About Hastings

Founded in 1968, Hastings’ is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, and trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 126 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate three concept stores, Sun Adventure Sports, located in Amarillo, Texas and Lubbock, Texas, and TRADESMART, located in Littleton, Colorado.

We also operate www.goHastings.com, an e-commerce Internet web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.